Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS ANNOUNCES SECOND QUARTER 2009
FINANCIAL RESULTS
Deerfield, IL, August 13, 2009 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2009 second quarter financial results.
For the second quarter of 2009, the Company generated net sales of $196.0 million, a decrease of 28.8% versus net sales of $275.2 million in the second quarter of 2008. Excluding the impact of unfavorable foreign currency translation, resulting from the U.S. dollar strengthening against the euro and pound sterling, the quarter’s net sales were down 19.8% compared to the prior year quarter due to the significant and continuing global recession.
Gross profit margin, as a percent of net sales, was 25.0% in the second quarter of 2009, compared to 21.4% in the second quarter of 2008. The 360 basis point increase in margin percentage was driven by the impact of the Company’s aggressive cost reduction initiatives, continued disciplined pricing, and the impact from lower raw material costs.
The Company generated an operating income of $6.5 million in the second quarter of 2009, which included pre-tax restructuring charges of $5.1 million relating to the Company’s cost reduction initiatives, as well as unfavorable foreign currency translation of approximately $1.0 million. This compared to operating income of $7.3 million for the second quarter of 2008 and pre-tax restructuring charges of $2.6 million. Adjusted for the restructuring charge and unfavorable foreign currency translation, operating income for the second quarter of 2009 was $12.6 million, which represents an increase of approximately 27% compared to the 2008 second quarter.
Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, was $24.2 million in the second quarter of 2009 compared to $25.4 million for the same period in 2008. Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity.

Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “During the second quarter, despite substantial volume decreases resulting from very difficult economic conditions, we delivered strong Adjusted EBITDA performance due in part to our success in driving aggressive cost reductions as well as our continued disciplined pricing for value, which we maintained in spite of downward pressure on our key raw material costs.”
Mr. McDonnell continued, “Looking forward to the second half of 2009, we expect demand to remain weak, particularly in our protective packaging segment. Resin costs have increased by approximately 35% in both North America and Europe through the first seven months of 2009 based on their respective indices and are expected to continue to increase in the third quarter. In response to these cost increases and the expectation of further increases in the third quarter, we anticipate increasing our selling prices in North America and Europe in September 2009 to account for these cost increases. It is critical that these higher costs result in selling price increases so that we can avoid the significant margin compression that we experienced last year associated with the excessive time lag between the sharp cost increases and higher selling prices.”
Segment Performance
Comments on segment net sales and EBITDA performance for the second quarter of 2009 is as follows:
•	Net sales of the protective packaging segment decreased by $59.8 million, or 33.5%. The 2009 second quarter sales decline was driven by significant decreases in volume in both the U.S. and European businesses resulting from continued economic weakness in both markets, as well as unfavorable foreign currency translation. Excluding the impact of unfavorable foreign currency, net sales for the segment decreased 27.3%.

•	EBITDA of the protective packaging segment increased $0.9 million, or 6.2%. This increase reflects the significant cost savings realized from cost reduction programs as well as year-over-year reductions in the cost of resin and other materials. These impacts were offset by decreased volumes driven by the ongoing recession in North America and Europe.

•	Net sales of the specialty packaging segment decreased $19.4 million, or 20.1%. This sales decline was driven by unfavorable foreign currency translation, as well as decreased volumes driven in part by a reduction in volumes from the termination of a contract with a significant medical products customer. Excluding the impact of unfavorable foreign currency, net sales for the segment decreased 5.9%.

•	EBITDA of the specialty packaging segment decreased $1.8 million, or 15.3%. This decrease was a result of the decline in sales as described above, partially offset by savings resulting from our cost reduction program.
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2009 second quarter results on Friday, August 14, 2009 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-277-1182; International: 617-597-5359; Participant Passcode: 48840899. A replay of the conference call will be available through August 28, 2009. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 59807481.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousand

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$38,801	$41,179
Accounts receivable
Trade, net of allowances of $5,885 and $5,357 respectively	124,644	121,736
Other	5,504	13,829
Inventories, net	82,780	87,867
Deferred income taxes	4,713	4,336
Due from Pactiv	1,460	1,399
Prepayments and other current assets	7,333	8,435

Total current assets	265,235	278,781
Property, plant and equipment, net	236,347	245,124
Other assets
Goodwill	126,288	127,395
Intangible assets, net	39,724	41,254
Deferred financing costs, net	6,547	7,734
Due from Pactiv, long-term	13,515	13,234
Pension and related assets	25,908	22,430
Other	424	424

Total other assets	212,406	212,471

Total assets	$713,988	$736,376

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$643	$4,902
Accounts payable	75,063	79,092
Accrued income taxes	5,182	6,964
Accrued payroll and benefits	12,857	11,653
Accrued interest	5,922	6,905
Other	18,894	21,740

Total current liabilities	118,561	131,256

Long-term debt	461,346	460,714
Deferred income taxes	22,044	24,913
Long-term income tax liabilities	11,552	11,310
Pension and related liabilities	5,103	6,119
Other	13,272	11,963
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Additional paid-in capital	151,344	150,610
Accumulated deficit	(71,663)	(64,318)
Accumulated other comprehensive income	2,429	3,809

Total stockholder’s equity	82,110	90,101

Total liabilities and stockholder’s equity	$713,988	$736,376

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Sales	$196,003	$275,216	$381,547	$534,538

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	147,049	216,276	288,056	418,770
Selling, general and administrative	26,403	34,436	54,399	69,175
Depreciation and amortization	11,305	13,610	22,776	27,150
Other operating expense, net	4,734	3,628	11,335	3,899

Total operating costs and expenses	189,491	267,950	376,566	518,994

Operating income	6,512	7,266	4,981	15,544
Interest expense	9,482	11,820	18,880	23,901
Interest income	(95)	(198)	(122)	(426)
Foreign exchange loss (gain), net	(8,105)	92	(4,931)	(2,921)

Income (loss) before income taxes	5,230	(4,448)	(8,846)	(5,010)
Income tax expense (benefit)	2,167	1,121	(1,501)	3,831

Net income (loss)	$3,063	$(5,569)	$(7,345)	$(8,841)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities

Net loss	$(7,345)	$(8,841)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	22,776	27,150
Deferred income taxes	(2,845)	1,428
Unrealized foreign exchange gain	(4,693)	(3,432)
Amortization of deferred financing costs	1,187	1,187
(Gain) loss on disposal of property, plant and equipment	(257)	427
Stock compensation expense	734	434
Changes in operating assets and liabilities
Accounts and other receivables, net	8,436	(11,413)
Due from Pactiv	—	5,524
Inventories, net	6,504	(6,732)
Prepayments and other current assets	1,251	(903)
Accounts payable	(5,642)	14,481
Accrued taxes	(1,963)	(5,035)
Accrued interest	(785)	(116)
Other current liabilities	(1,827)	(3,701)
Pension and related assets and liabilities, net	(1,825)	(2,004)
Other, net	(1,699)	(366)

Cash provided by operating activities	12,007	8,088

Investing activities
Capital expenditures	(9,973)	(18,872)
Proceeds from sale of assets	363	162
Other, net	—	900

Cash used in investing activities	(9,610)	(17,810)

Financing activities
Repayment of long-term debt	(4,312)	(976)
Other, net	(215)	198

Cash used in financing activities	(4,527)	(778)
Effect of exchange rate changes on cash and cash equivalents	(248)	1,980

Decrease in cash and cash equivalents	(2,378)	(8,520)
Cash and cash equivalents, beginning of period	41,179	34,989

Cash and cash equivalents, end of period	$38,801	$26,469

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended June 30,
(dollars in thousands)	2009	2008

Net income (loss) of Pregis Holding II Corporation	$3,063	$(5,569)
Interest expense, net of interest income	9,387	11,622
Income tax expense	2,167	1,121
Depreciation and amortization	11,305	13,610

EBITDA	25,922	20,784

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(8,159)	(459)
Non-cash stock based compensation expense	301	250
Non-cash asset impairment charge	(253)	—
Other non-cash expenses, primarily fixed asset disposals and write-offs	—	1,117
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	5,614	—
Nonrecurring charges related to acquisitions and dispositions	—	467
Other, principally executive management severance and recruiting expenses	164	2,821
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	599	462
Pro forma earnings and costs savings	—	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$24,188	$25,442

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended June 30,
(dollars in thousands)	2009	2008

Net loss of Pregis Holding II Corporation	$(46,235)	$(16,693)
Interest expense, net of interest income	43,477	46,191
Income tax expense	(7,197)	4,870
Depreciation and amortization	47,970	56,455

EBITDA	38,015	90,823

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	13,475	(4,245)
Non-cash stock based compensation expense	1,261	809
Non-cash asset impairment charge	20,101	403
Other non-cash expenses, primarily fixed asset disposals and write-offs	—	1,117
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	15,971	—
Nonrecurring charges related to acquisitions and dispositions	—	4,853
Other, principally executive management severance and recruiting expenses	676	7,125
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,892	2,002
Pro forma earnings and costs savings	—	1,113

Adjusted EBITDA (“Consolidated Cash Flow”)	$91,391	$104,000

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Second Quarter 2009
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended June 30,			Six Months Ended June 30,
(dollars in thousands)	2009	2008	Change	2009	2008	Change

Net sales	$196,003	$275,216	$(79,213)	$381,547	534,538	(152,991)
Cost of sales, excluding depreciation and amortization	(147,049)	(216,276)	69,227	(288,056)	(418,770)	130,714

Gross margin	$48,954	$58,940	$(9,986)	$93,491	$115,768	$(22,277)

Gross margin, as a percent of net sales	25.0%	21.4%	3.6%	24.5%	21.7%	2.9%

Net Sales by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended June 30,				Price /				Currency
	2009	2008	$ Change	% Change	Mix		Volume		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$118,748	$178,571	$(59,823)	(33.5)%	$(3,335)	(1.9)%	$(45,458)	(25.5)%	$(11,030)	(6.2)%
Specialty Packaging	77,255	96,645	(19,390)	(20.1)%	(1,696)	(1.8)%	(3,970)	(4.1)%	(13,724)	(14.2)%

Total	$196,003	$275,216	$(79,213)	(28.8)%	$(5,031)	(1.8)%	$(49,428)	(18.0)%	$(24,754)	(9.0)%

					Change Attributable to the
					Following Factors
	Six Months Ended June 30,				Price /				Currency
	2009	2008	$ Change	% Change	Mix		Volume		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$234,177	$348,138	$(113,961)	(32.7)%	$(3,078)	(0.9)%	$(87,772)	(25.2)%	$(23,111)	(6.6)%
Specialty Packaging	147,370	186,400	(39,030)	(20.9)%	(608)	(0.3)%	(10,973)	(5.9)%	(27,449)	(14.7)%

Total	$381,547	$534,538	$(152,991)	(28.6)%	$(3,686)	(0.7)%	$(98,745)	(18.5)%	$(50,560)	(9.5)%

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
EBITDA by Segment

	Three Months Ended June 30,
	2009	2008	$ Change	% Change
	(dollars in thousands)

Segment:
Protective Packaging	$15,372	$14,481	$891	6.2%
Specialty Packaging	10,118	11,948	(1,830)	(15.3)%

Total segment EBITDA	$25,490	$26,429	$(939)	(3.6)%

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(dollars in thousands)

Segment:
Protective Packaging	$26,739	$29,542	$(2,803)	(9.5)%
Specialty Packaging	19,429	22,427	(2,998)	(13.4)%

Total segment EBITDA	$46,168	$51,969	$(5,801)	(11.2)%